Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into by LISA J. MCLAUGHLIN (hereinafter referred to as “McLaughlin”) and LONGVIEW FIBRE COMPANY (hereinafter referred to as “Longview Fibre “).

RECITALS

A. McLaughlin has been employed by Longview Fibre as Senior Vice President-Finance, and her employment relationship with Longview Fibre will terminate effective November 19, 2006.

B. McLaughlin and Longview Fibre wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. Longview Fibre has advised McLaughlin of her right to consult an attorney prior to signing this Agreement and has provided her with at least twenty-one days to consider its severance offer and seek legal assistance.

D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

McLaughlin’s employment with Longview Fibre will terminate effective November 19, 2006. Prior to the termination of her employment, McLaughlin will assist in ensuring a smooth transition. After her employment terminates, McLaughlin will be reasonably available to provide information and answer questions. McLaughlin shall provide the first eighty (80) hours of such services for no additional consideration. With respect to services beyond such eighty (80) hours, Longview Fibre shall compensate McLaughlin, as an independent contractor, at the rate of $100 per hour. McLaughlin has no further employment duties or responsibilities to Longview Fibre except as described in this Agreement. Effective on the date hereof, McLaughlin also resigns from the Longview Fibre board of directors and from the board of directors and any committee or trusteeship of any subsidiary or affiliate of Longview Fibre.

2.	CHARACTERIZATION OF TERMINATION

McLaughlin and Longview Fibre agree that for all future purposes they will characterize her termination of employment as a voluntary resignation. However, nothing in this Agreement will preclude McLaughlin from representing for the sole purpose of seeking unemployment compensation benefits that she resigned “in lieu of termination,” a representation which Longview Fibre will confirm for this purpose.

3.	SEVERANCE AND BENEFITS

No later than January 15, 2007 (but no earlier than January 1, 2007), Longview Fibre will pay to McLaughlin as severance an amount equal to twenty-four (24) months’ base salary at her current level, subject to normal payroll taxes and withholdings. Longview Fibre will also pay McLaughlin an amount equal to 75% of the payment she would have received under the Longview Fibre Short-Term Incentive Plan (the “STIP”) for the fiscal year ending December 31, 2006 had she been a participant in the STIP for the entire fiscal year, subject to normal payroll taxes and withholdings. Such payment shall be made on the later of (a) the date on which Awards under the STIP for the 2006 fiscal year are paid to participants in the STIP, and (b) the earliest date on which such amount can be paid without violating Section 409A of the Internal Revenue Code. In addition, Longview Fibre will pay McLaughlin’s COBRA premiums to continue her and her eligible dependents’ medical and dental coverage under Longview Fibre’s group medical and dental plans for eighteen (18) months following the termination of her employment or until McLaughlin is no longer entitled to COBRA continuation coverage under Longview Fibre’s group medical and dental plans, whichever period is less. All other employment benefits will cease effective the date that her employment terminates. Without limiting the foregoing, and in consideration of the amounts payable hereunder, including the continuation of McLaughlin’s employment though November 19, 2006, McLaughlin hereby waives any right to payments with respect to accrued vacation currently existing or accruing through her termination of employment.

4.	OUTPLACEMENT SERVICES

During the one-year period immediately following the date McLaughlin’s employment terminates, Longview Fibre shall provide to McLaughlin, or reimburse the cost of, outplacement services of a scope and nature mutually satisfactory to the parties and customary for executive employees of comparable stature, up to an aggregate maximum amount of $30,000.

5.	VALID CONSIDERATION

McLaughlin and Longview Fibre agree that payment of the amounts described in the preceding paragraphs is not required by Longview Fibre policies or procedures or by any contractual obligation of Longview Fibre, and is offered by Longview Fibre solely as consideration for this Agreement.

6.	RETURN OF LONGVIEW FIBRE PROPERTY

McLaughlin will immediately upon termination turn over to Longview Fibre all files, memoranda, records, credit cards, and other documents or physical property which she received from Longview Fibre or its employees or generated herself in the course of her employment with Longview Fibre.

7.	COMPLETE RELEASE OF CLAIMS

McLaughlin expressly waives all claims against Longview Fibre and releases Longview Fibre (including its employees, officers, directors, stockholders, managers, agents and representatives) from any claims that she may have in any way connected with her employment with Longview Fibre and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employee benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on Longview Fiber’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Washington Law Against Discrimination (all as amended and in effect from time to time), and any other legal limitation on the employment relationship.

McLaughlin represents that she has not filed any complaints, charges or lawsuits against Longview Fibre with any governmental agency or any court, and agrees that she will not initiate, assist or encourage any such actions.

This waiver and release will not waive or release claims where the events in dispute first arise after execution of this Agreement, nor will it preclude McLaughlin from filing a lawsuit for the exclusive purpose of enforcing her rights under this Agreement. In addition, notwithstanding the waiver and release provisions of this Section 7, McLaughlin does not release or waive any claims or rights existing under (a) the indemnification provisions of Longview Fibre’s Articles of Incorporation or Bylaws, (b) any indemnification contract between McLaughlin and Longview Fibre or any of its subsidiaries or affiliates, or (c) any directors and officers insurance policy applicable to McLaughlin or under which McLaughlin has coverage.

8.	REVIEW AND REVOCATION PERIODS; EFFECTIVE DATE

McLaughlin will have twenty-one days to review this Agreement and consult legal counsel if she so chooses, during which time the proposed terms of this Agreement will not be amended, modified or revoked by Longview Fibre. McLaughlin may revoke this Agreement if she so chooses by providing written notice of her decision to revoke to Longview Fibre within seven days following the date she signs this Agreement. This Agreement will become effective and enforceable upon the expiration of the seven-day revocation period.

9.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement will remain fully valid and enforceable to the maximum extent consistent with applicable law.

10.	KNOWING AND VOLUNTARY AGREEMENT

McLaughlin represents and agrees that she has read this Agreement, understands its terms and the fact that it releases any claim she might have against Longview Fibre and its agents, understands that she has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

11.	REAFFIRMATION OF CONFIDENTIALITY OBLIGATIONS

McLaughlin reaffirms and agrees that she will maintain the confidentiality of Longview Fibre business and financial information.

12.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between McLaughlin and Longview Fibre and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of her employment with Longview Fibre and the termination of the employment relationship.

McLaughlin acknowledges that in executing this Agreement, she does not rely upon any representation or statement by any representative of Longview Fibre concerning the subject matter of this Agreement, except as expressly set forth in this text of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

LONGVIEW FIBRE COMPANY

By:	/s/ R.H. WOLLENBERG	/s/ LISA J. MCLAUGHLIN
Title:	President	Dated: 10/27/06
Dated:	10/25/06